Exhibit 99.1


             Digital Fusion Announces Board of Director Resignation


     HUNTSVILLE, Ala.--(BUSINESS WIRE)--Feb. 8, 2006--Digital Fusion, Inc. (OTCBB:DIGF), an information technology ("IT") and engineering services provider, announced today that Roy E. Crippen, III has resigned from the board of directors, effective February 7, 2006.
     "On behalf of the Board and Company, I want to thank Roy for nearly seven years of contributions and service to the company as a member of the board. We wish Roy all the best in the future," said Lt. Gen. (Ret.) Frank Libutti, chairman of the board.
     "Digital Fusion is a great company and I wish all the people of Digital Fusion much success in the future," said Mr. Crippen.

     About Digital Fusion

     Digital Fusion, Inc., headquartered in Huntsville, Alabama, is an information technology and engineering services company that helps its customers make the most of technology to meet their business needs. Digital Fusion's IT Services provides solutions to both government and commercial customers, focused in the following areas: Business Process Automation, Application Development and Data Management, Application Security, Web Portals and Digital Dashboards, System Integration and IT Support. Digital Fusion's Engineering Services support a variety of customers with state-of-the-art solutions that include:
Computational Aerodynamics/CFD; Optical Systems Design, Development and Test; Thermo/Structural Dynamics; Modeling and Simulations; Hardware-in-the-Loop Testing; Program Analysis; and Ground/Flight Planning, Execution, and Data Analysis. For additional information about Digital Fusion visit http://www.digitalfusion.com.


     CONTACT: Digital Fusion, Inc., Huntsville
              Elena Crosby, 256-837-2620
              ir@digitalfusion.com